Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ampco-Pittsburgh Corporation

(Exact name of registrant as specified in charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, par value $1.00 per share to be issued under the Amended and Restated 2016 Omnibus Incentive Plan	Rule 457(h)	1,000,000	$2.83	$2,830,000.00	0.00011020	$311.87
Total Offering Amounts					$2,830,000.00		$311.87
Total Fee Offsets							$0
Net Fee Due							$311.87

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plans, which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) and based upon the average of the high and low sale prices for the Common Stock as quoted on the New York Stock Exchange on May 12, 2023.